NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES FIRST QUARTER RESULTS

NEW YORK, NEW YORK (April 8, 2010) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2010 first quarter operating loss of ($2,004,000) on total revenue of $4,806,000 as compared to a 2009 first quarter operating loss of ($2,064,000) on total revenue of $4,633,000.  Griffin reported a 2010 first quarter net loss of ($1,844,000) and a basic and diluted net loss per share of ($0.36) as compared to a 2009 first quarter net loss of ($1,822,000) and a basic and diluted net loss per share of ($0.36).

The overall slightly lower operating loss in the 2010 first quarter principally reflects a lower operating loss at Imperial Nurseries, Inc. (“Imperial”), Griffin’s landscape nursery business. Imperial historically incurs an operating loss in the first quarter because of the seasonality of its business.  Imperial has minimal sales in the winter months (December through February) that comprise Griffin’s first quarter.

Operating results at Griffin Land, Griffin’s real estate division, were essentially break-even in both the 2010 and the 2009 first quarters.  Higher rental revenue due to more space being leased in the 2010 first quarter versus the 2009 first quarter was offset by approximately $300,000 of expenses, charged directly against earnings, incurred for the acquisition of an approximately 120,000 square foot industrial building in Breinigsville, Pennsylvania that was completed in the 2010 first quarter.

Market activity for industrial and office space was weak throughout 2009, and for industrial space, remained weak through the 2010 first quarter.  There was a slight increase in market activity for office space in early 2010, and thus far this year, Griffin Land has completed two leases aggregating approximately 40,000 square feet for previously vacant office space.

Griffin’s net loss in the 2010 first quarter was essentially unchanged from its 2009 first quarter net loss, as the slightly lower operating loss was offset by higher interest expense in the 2010 first quarter, due to a higher debt level in the current quarter.

Griffin operates its real estate and landscape nursery businesses, and also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to Griffin’s development of new buildings and other factors described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 28, 2009. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	First Quarter Ended,
	Feb. 27, 2010		Feb. 28, 2009
Revenue
Landscape nursery net sales and other revenue	$279		$449
Rental revenue and property sales	4,527		4,184
Total revenue	4,806		4,633

Operating profit (loss):
Landscape nursery business	(783)		(850)
Real estate business	(40)	(1) (2)	6	(1)
General corporate expense	(1,181)		(1,220)
Total operating loss	(2,004)		(2,064)

Interest expense	(1,041)		(808)
Investment income	104		47
Loss before income tax benefit	(2,941)		(2,825)

Income tax benefit	1,097		1,003

Net loss	$(1,844)		$(1,822)

Basic net loss per common share	$(0.36)		$(0.36)

Diluted net loss per common share	$(0.36)		$(0.36)

Weighted average common shares outstanding
for computation of basic and diluted per share results	5,098		5,073

(1) Includes depreciation and amortization expense, principally related to real estate properties, of $1.5 million and $1.4 million, respectively, in the 2010 and 2009 first quarters.

(2) Includes $0.3 million of expenses associated with the acquisition of an approximately 120,000 square foot industrial building that was purchased in the 2010 first quarter.